UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2012

THWAPR, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53640	26-1359430
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 South Rampart Boulevard Suite 390 Las Vegas, Nevada 89145
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code: +1 (702) 726-6820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.03: Material Modification to Rights of Security Holders

Section 5 - Corporate Governance and Management

Item 5.05: Amendment to Articles or Bylaws

On April 26, 2012, the board of directors of Thwapr, Inc. (the “Company”), with the consent of the holder of approximately 72% of our outstanding shares of Series A convertible preferred stock (the “Series A Preferred Stock”), amended and restated the certificate of designation of such Series A Preferred Stock (the "Designation").  Based on the amended sections,

•	until July 18, 2015, none of the shares of Series A Preferred Stock or shares of common stock into which the Series A Preferred Stock may be converted, can be sold or otherwise transferred by the holder or any of such holder’s affiliates (other than to such affiliates or immediate family members or trusts established for the benefit of such family members);

•	each share of Series A Preferred Stock shall vote, together with our outstanding common stock, at any meeting of shareholders or on any other matter requiring shareholder consent, on the basis of one vote per share of Series A Preferred Stock; provided, that upon the filing of an amendment to the Articles of Incorporation of the Corporation permitting the board of directors to fix the number of votes to each outstanding share of Series A Preferred Stock shall be entitled to cast, each share of Series A Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of each share of Series A preferred stock; and,

•	a majority of the outstanding shares of Series A preferred stock will be able to amend the Designation.

The amended and restated Designation shall be effective upon filing it with Nevada's Secretary of State, which the Company intends to do immediately. A copy of the amended and restated Designation is attached as Exhibit 4.1 hereto. As stated above however, the existing voting rights shall not be changed until the Company receives approval to amend its Articles of Incorporation and files same with Nevada's Secretary of State.

As at the date of this Form 8-K, the Company is authorized to issue 300,000,000 shares of Common Stock and an aggregate of 251,224,264 shares of Common Stock are issued and outstanding. To provide additional authorized common stock to accommodate additional common stock that the Company may issue in the future, the Company also seeks to increase its authorized capital from 300.0 million to 500.0 million shares.

Accordingly, the Company intends to amend its articles of incorporation (the "Amended Articles") to (i) increase the number of authorized shares of common stock from 300.0 million to 500.0 million shares, and (ii) authorize its board of directors to designate the voting power of the Series A preferred stock regardless of the equivalent voting ratio to common stock.  In such connection, the Board approved the Amended Articles and is seeking to obtain the written consent of the holders of a majority of our 251.2 million outstanding voting shares (including the 47.2 million outstanding shares of our Series A voting convertible preferred stock) of the Amended Articles. Subsequently, the Company shall file a Schedule 14C information statement with the Securities and Exchange Commission and expects to mail such document to its shareholders in May 2012 and file the Amended Articles with the Secretary of State of the State of Nevada by the end of June 2012; the Amended Articles shall be effective upon such filing.

The foregoing document and transaction descriptions above are not complete and are subject to and qualified in their entirety by reference to all of the exhibits attached hereto and incorporated herein by reference.  The foregoing information has been disclosed herein as it is material to the transactions and should not be construed as an offer to sell or solicitation of an offer to buy our securities.

This Current Report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy our securities or any other securities and shall not constitute an offer to sell or solicitation of offers to buy any securities.

Item 9.  Exhibits

4.1         Amended and Restated Certificate of Designation of Series A Convertible Series A Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2012	THWAPR, INC.

	By:	/s/ Barry Hall
Barry Hall
Chief Financial Officer